As filed with the Securities and Exchange Commission on March 7, 2005

Registration No. 333-120734

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
ON
FORM S-3 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Camden Property Trust
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	76-6088377 (I.R.S. Employer Identification Number)

Camden Property Trust
Three Greenway Plaza, Suite 1300
Houston, Texas 77046
(713) 354-2500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard J. Campo
Chairman of the Board and Chief Executive Officer
Camden Property Trust
Three Greenway Plaza, Suite 1300
Houston, Texas 77046
(713) 354-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bryan L. Goolsby
Toni Weinstein
Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Tel: (214) 740-8000
Fax: (214) 740-8800

     Approximate date of commencement of proposed sale to the public: As promptly as possible upon effectiveness of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box. ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INTRODUCTORY STATEMENT NOT FORMING PART OF THE PROSPECTUS

     This registration statement (File No. 333-120734) (the “Original Registration Statement”) covers the resale from time to time of up to 1,631,269.577 common shares of beneficial interest, par value $0.01 per share, of Camden Property Trust (“Camden”) by the selling shareholders identified in this registration statement in connection with the offer to exchange (the “Exchange Offer”) each existing unit in Camden Summit Partnership, L.P., f/k/a Summit Properties Partnership, L.P. (the “Operating Partnership”), for either $31.20 in cash or .6687 of a new unit, each of which is redeemable for one Camden common share. Effective February 28, 2005, pursuant to the Exchange Offer, the Operating Partnership issued 1,631,269.577 units to the selling shareholders. Camden has entered into a Registration Rights Agreement, dated as of October 4, 2004, with the selling shareholders whereby Camden agreed to file this post-effective amendment to the Original Registration Statement. The issuance of the new units in the Exchange Offer and the subsequent resale of shares upon exchange of such units by the selling shareholders was covered by the Original Registration Statement. This Post-Effective Amendment No. 2 on Form S-3 contains a revised form of prospectus to be used in connection with the resales of the shares received by the selling shareholders upon redemption of the new units for shares. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the Original Registration Statement.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OF SALES IS NOT LEGAL.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED MARCH 7, 2005

PROSPECTUS

1,631,269.577 Common Shares of Beneficial Interest

•	The selling shareholders listed on pages 35 and 36 may offer and resell up to 1,631,269.577 common shares under this prospectus for each of their own accounts. These shares may be obtained by the selling shareholders upon a redemption of common units of limited partnership interest in Camden Summit Partnership, L.P., formerly known as Summit Properties Partnership, L.P. Each unit is redeemable for one common share. Instead of issuing common shares upon a tender of units for redemption, we may deliver cash in an amount equal to the market value of the equivalent number of common shares.

•	This prospectus relates to (1) our possible issuance of common shares if, and to the extent that, the selling shareholders tender units for redemption and (2) the offer and sale of these shares by the selling shareholders. We will not receive any proceeds from the issuance of shares to the selling shareholders or from the sales of shares by the selling shareholders.

•	The selling shareholders may sell the shares from time to time on the New York Stock Exchange or otherwise. They may sell the shares at prevailing market prices or at prices negotiated with buyers. The selling shareholders will be responsible for any commissions or discounts due to brokers and dealers. The amount of those commissions or discounts will be negotiated before the sales. We will pay all other offering expenses.

•	Our common shares trade on the New York Stock Exchange under the symbol “CPT.” On March 4, 2005, the closing sale price of a common share on the New York Stock Exchange was $48.84.

     You should carefully consider the risks set forth under Risk Factors starting on page 3 of this prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______________, 2005

SUMMARY

     The following information highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the risk factors .

Offices:	Our executive offices are located at 3 Greenway Plaza, Suite 1300, Houston, Texas 77046, and our telephone number is (713) 354-2500.

Our Business:	Camden Property Trust is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. We own interests in and operate 192 properties containing 66,446 apartment homes in the Sunbelt and Midwestern markets from Florida to California. Upon completion of seven properties under development, our portfolio will increase to 68,974 apartment homes in 199 properties.

Merger With Summit Properties Inc.:	On February 28, 2005, Summit Properties Inc. was merged with and into Camden Summit, Inc., one of our wholly-owned subsidiaries. Prior to the merger, Summit conducted substantially all of its business through Camden Summit Partnership, L.P., formerly known as Summit Properties Partnership, L.P. (the “Operating Partnership”). As a result of the merger, Camden Summit, Inc. became the sole general partner of the Operating Partnership. Prior to the effective time of merger, Summit held 348,086 general partner units, representing a 1% general partnership interest, and 31,117,541 limited partner units, representing an 89.4% limited partnership interest. The remaining 3,342,504 units, representing 9.6% of the limited partner interests, were held by outside limited partners. In conjunction with the merger, Camden and the Operating Partnership offered to exchange the existing units, which prior to the merger were redeemable for one share of common stock of Summit, for $31.20 in cash, without interest, or .6687 of a new unit, which are redeemable for one Camden common share. In the exchange offer, 903,040 units were tendered in exchange for the cash consideration, 2,232,484 units were tendered in exchange for the unit consideration and 206,980 units were not tendered (all of which were exchanged for the unit consideration). Upon the terms and subject to the conditions of the exchange offer, Camden issued 1,631,269.577 new units and $28,174,848.00 in exchange for the existing units. As of the date of this prospectus, Camden Summit held 232,765.108 general partner units, representing a 1% general partnership interest, and 20,808,299.667 limited partner units, representing a 91.8% limited partnership interest. The remaining 1,631,269.577 units, representing a 7.2% limited partner interests, were held by the selling shareholders. As of the date of this prospectus, the Operating Partnership owned interests in 48 properties containing 15,002 apartment homes, with an additional 1,834 apartment homes under construction in five new communities.

Redemption of Units:	Each unit is redeemable for one common share. This redemption ratio is subject to adjustment in the event of share splits, share dividends and similar events, as determined by the Operating Partnership or Camden. Instead of issuing common shares upon a tender of shares for redemption, we may deliver cash in an amount equal then market value of the common shares. Upon a redemption of units for shares, our ownership interest in the Operating Partnership will increase.

Restrictions on Ownership of Shares:	To ensure that we qualify as a REIT, transfer of our capital shares is subject to limitations, and ownership of our shares by any single person is generally limited to 9.8% of the total number of outstanding capital shares. Any purported transfer in violation of these limitations will be void. These limitations are described in more detail on page 11 under the heading “Description of Capital Shares—Restrictions on Ownership.”

RISK FACTORS

     The following information discusses the most significant factors that makes an investment in our shares speculative or risky. You should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this prospectus before making a decision to invest in our shares.

A redemption of units is taxable.

     A redemption of units will be treated as a sale of units for federal income tax purposes. The exchanging holder will generally recognize gain in an amount equal to the value of the common shares and amount of cash received, plus the amount of liabilities of the Operating Partnership allocable to the units being redeemed, less the holder’s tax basis in the units. It is possible that the amount of gain recognized or the resulting tax liability could exceed the value of the shares received in the redemption.

Rising interest rates would increase our costs and could affect the market price of our common shares.

     We have incurred and expect to continue to incur debt in the future. Some of this debt has variable or floating interest rates. Accordingly, if interest rates increase, our interest costs will also increase. In addition, an increase in market interest rates may lead purchasers of our common shares to demand a higher annual yield, which could adversely affect the market price of our outstanding common shares.

Failure to generate sufficient cash flows could limit our ability to make required payments for debt service and pay distributions to shareholders and could adversely affect our ability to maintain our status as a REIT.

     The following factors, among others, may adversely affect the cash flows generated by our properties:

•	the national and local economic climates;

•	local real estate market conditions, such as an oversupply of apartment homes;

•	the perceptions by prospective residents of the safety, convenience and attractiveness of our properties and the neighborhoods in which they are located;

•	the need to periodically repair, renovate and relet space; and

•	our ability to pay for adequate maintenance and insurance and increased operating costs, including real estate taxes.

     Some significant expenditures associated with each property, such as mortgage payments, if any, real estate taxes and maintenance costs, are generally not reduced when cash flows from operations from the property decrease.

Unfavorable changes in market and economic conditions could hurt occupancy or rental rates.

     The market and economic conditions may significantly affect apartment home occupancy or rental rates. Occupancy and rental rates in the markets in which we operate, in turn, may significantly affect our profitability and our ability to satisfy our financial obligations and make distributions to shareholders. The risks that may affect conditions in these markets include the following:

•	the economic climate, which may be adversely impacted by plant closings, industry slowdowns and other factors;

•	local conditions, such as oversupply of apartments or a reduction in demand for apartments in an area;

•	a future economic downturn that simultaneously affects more than one of our geographical markets;

•	the inability or unwillingness of residents to pay their current rent or rent increases;

•	the potential effect of rent control or rent stabilization laws, or other laws regulating housing, which could prevent us from raising rents; and

•	competition from other available apartments and changes in market rental rates.

Difficulties of selling real estate could limit our flexibility.

     Real estate investments can be hard to sell, especially if market conditions are poor. This may limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code limits our ability to sell properties that we have held for fewer than four years, which may affect our ability to sell properties without adversely affecting our return.

Development and construction risks could impact our profitability.

     We intend to continue to develop and construct multifamily apartment communities for our own account. Our development and construction activities may be exposed to a number of risks that may increase our construction costs. This could adversely impact our profitability and our ability to satisfy our financial obligations and make distributions to shareholders. These risks include the following:

•	we may be unable to obtain, or may face delays in obtaining, necessary zoning, land-use, building, occupancy and other required permits and authorizations, which could result in increased costs;

•	we may incur construction costs for a property that exceed our original estimates due to increased materials, labor or other costs, or due to errors and omissions that occur in the design or construction process, and we may not be able to increase rents to compensate for the increases in these costs;

•	occupancy rates and rents at a newly completed community may fluctuate depending on a number of factors, including market and economic conditions, and may result in the community not being profitable;

•	we may not be able to obtain financing with favorable terms for the development of a community, which may make us unable to proceed with its development;

•	we may not be able to complete construction and lease-up of a community on schedule, which could result in increased costs;

•	we may abandon development opportunities that we have already begun to explore and, as a result, may fail to recover expenses already incurred in exploring these development opportunities; and

•	we rely on subcontractors to perform most of our construction activities and poor performance or defaults by a major subcontractor, or our inability to obtain adequate performance bonds for a major subcontractor, may lead to project delays and unanticipated additional costs.

     We also develop and construct properties for unrelated third parties pursuant to guaranteed maximum price contracts. The terms of these contracts require us to estimate the time and costs to complete a project. Based on these estimates, we determine a time and the costs for completion of the project and assume the risk that the time and costs associated with our performance may be greater than is anticipated. As a result, our profitability on guaranteed maximum price contracts is dependent on our ability to predict these factors accurately. The time and costs may be affected by a variety of factors, including those listed above, many of which are beyond our control. In addition, the terms of these contracts generally require a warranty period, which may be up to ten years long, during which we may be required to repair, replace or rebuild a project in the event of a material defect in the structure of the project. If we do not accurately predict the time and costs of guaranteed maximum price contracts for particular projects, or if the costs of the warranty work exceed the amounts reserved for these matters, we could suffer losses on those projects and our profitability could be less than anticipated.

Failure to implement our property acquisition strategy could impact our profitability.

     In the normal course of our business, we continually evaluate a number of potential acquisitions and may acquire additional operating properties. Our inability to successfully implement our acquisition strategy could result in our market penetration decreasing, which could adversely affect our profitability and our ability to satisfy our financial obligations and make distributions to shareholders. Our acquisition activities and their success may be exposed to a number of risks, including the following:

•	we may not be able to identify properties to acquire or effect the acquisition;

•	we may not be able to successfully integrate acquired properties and operations;

•	our estimate of the costs of repositioning or redeveloping the acquired property may prove inaccurate; and

•	the acquired property may fail to perform as we expected in analyzing our investment.

Insufficient cash flow could affect our debt financing and create refinancing risk.

     As of September 30, 2004, we had outstanding debt of approximately $1.6 billion. On a pro forma basis, assuming that the merger occurred on September 30, 2004, we would have had outstanding debt of approximately $2.8 billion. This indebtedness could have important consequences. For example:

•	if a property is mortgaged to secure payment of indebtedness, and if we are unable to meet our mortgage payments, we could sustain a loss as a result of foreclosure on the mortgage;

•	if cash flow from operations is less than the required principal and interest payments on our existing indebtedness, which in all cases will not have been fully amortized at maturity, we might not be able to refinance the debt or the terms of such refinancing might not be as favorable as the terms of our existing indebtedness;

•	our vulnerability to general adverse economic and industry conditions could be increased; and

•	our flexibility in planning for, or reacting to, changes in our business and industry could be limited.

Issuances of additional debt or equity may adversely impact our financial condition.

     Our capital requirements depend on numerous factors, including the occupancy rates of our apartment properties, dividend payment rates to our shareholders, development and capital expenditures, costs of operations and potential acquisitions. We cannot accurately predict the timing and amount of our capital requirements. If our capital requirements vary materially from our plans, we may require additional financing sooner than anticipated. Accordingly, we could become more leveraged, resulting in increased risk of default on our obligations and in an increase in our debt service requirements, both of which could adversely affect our financial condition and ability to access debt and equity capital markets in the future.

Losses from catastrophes may exceed our insurance coverage.

     We carry comprehensive liability and property insurance on our properties, which we believe is of the type and amount customarily obtained on real property assets. We intend to obtain similar coverage for properties we acquire in the future. However, some losses, generally of a catastrophic nature, such as losses from floods, hurricanes or earthquakes, may be subject to limitations. We exercise our discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance on our investments at a reasonable cost and on suitable terms. If we suffer a substantial loss, our insurance coverage may not be sufficient to pay the full current market value or current replacement value of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace a property after it has been damaged or destroyed.

Potential liability for environmental contamination could result in substantial costs.

     Under various federal, state and local laws, ordinances and regulations, we are liable for the costs to investigate and remove or remediate hazardous or toxic substances on or in our properties, often regardless of whether we knew of or were responsible for the presence of these substances. These costs may be substantial. Also, if hazardous or toxic substances are present on a property, or if we fail to properly remediate such substances, our ability to sell or rent the property or to borrow using that property as collateral may be adversely affected.

     Additionally, we occasionally develop, manage, lease and/or operate various properties for third parties. Consequently, we may be considered to have been or to be an operator of these properties and, therefore, potentially liable for removal or remediation costs or other potential costs that could relate to hazardous or toxic substances.

Compliance or failure to comply with laws requiring access to our properties by disabled persons could result in substantial cost.

     The Americans with Disabilities Act, the Fair Housing Act of 1988 and other federal, state and local laws generally require that public accommodations be made accessible to disabled persons. Noncompliance could result in the imposition of fines by the government or the award of damages to private litigants. These laws may require us to modify our existing properties. These laws may also restrict renovations by requiring improved access to such buildings by disabled persons or may require us to add other structural features that increase our construction costs. Legislation or regulations adopted in the future may impose further burdens or restrictions on us with respect to improved access by disabled persons. We cannot ascertain the costs of compliance with these laws, which may be substantial.

Failure to qualify as a REIT would cause us to be taxed as a corporation, which would significantly lower funds available for distribution to shareholders.

     If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation. The Internal Revenue Service may challenge our qualification as a REIT for prior years, and new legislation, regulations, administrative interpretations or court decisions may change the tax laws with respect to qualification as a REIT or the federal tax consequences of such qualification.

     For any taxable year that we fail to qualify as a REIT, we would be subject to federal income tax on our taxable income at corporate rates, plus any applicable alternative minimum tax. In addition, unless entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce our net earnings available for investment or distribution to shareholders because of the additional tax liability for the year or years involved. In addition, distributions would no longer qualify for the dividends paid deduction nor be required to be made in order to preserve REIT status. We might be required to borrow funds or to liquidate some of our investments to pay any applicable tax resulting from our failure to qualify as a REIT.

Share ownership limits and our ability to issue additional equity securities may prevent takeovers beneficial to shareholders.

     For us to maintain our qualification as a REIT, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals. As defined for federal income tax purposes, the term “individuals” includes a number of specified entities. To minimize the possibility that we will fail to qualify as a REIT under this test, our declaration of trust includes restrictions on transfers of our shares and ownership limits. The ownership limits, as well as our ability to issue other classes of equity securities, may delay, defer or prevent a change in control. These provisions may also deter tender offers for our common shares that may be attractive to you, or limit your opportunity to receive a premium for your shares that might otherwise exist if a third party were attempting to effect a change in control transaction.

We make mezzanine loans that involve risk of loss.

     We have made and may continue to make mezzanine loans to various unrelated third parties, which are typically secured by multifamily residential real estate and are subordinate to senior mortgages. While these loans are outstanding, we are subject to risks of borrower defaults, bankruptcies, fraud and other losses. In the event of any default under mezzanine loans held by us, we will bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the loan collateral and the principal amount of the loan. In addition, mezzanine loans involve a higher degree of risk that we may not recover some or all of our investment than senior mortgages due to a variety of factors, including the loan becoming unsecured as a result of foreclosure by the senior lender.

Increased competition could limit our ability to lease apartments or increase or maintain rents.

     Our apartment communities compete with numerous housing alternatives in attracting residents, including other rental apartments, condominiums and single-family homes that are available for rent or sale. Competitive residential housing in a particular area could adversely affect our ability to lease apartments and increase or maintain rents.

Attractive investment opportunities may not be available, which could adversely affect our profitability.

     We expect that other real estate investors will compete with us to acquire existing properties and to develop new properties. These competitors, including insurance companies, pension and investment funds, partnerships, investment companies and other apartment REITs, may have greater resources than we do. This competition could increase prices for properties of the type we would likely pursue. As a result, we may not be able, or have the opportunity, to make suitable investments on favorable terms in the future. This could adversely affect our profitability.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We have made statements in this prospectus that are “forward-looking” in that they do not discuss historical fact, but instead note future expectations, projections, intentions or other items relating to the future. These forward-looking statements include those made in the documents incorporated by reference in this prospectus.

     Reliance should not be place on these forward-looking statements because they are subject to known and unknown risks, uncertainties and other facts that may cause our actual results or performance to differ materially from those contemplated by the forward-looking statements. Many of those factors are noted in conjunction with the forward-looking statements in the text. Other important factors that could cause actual results to differ include:

•	the results of our efforts to implement our property development and acquisition strategies;

•	the effects of economic conditions, including rising interest rates;

•	our ability to generate sufficient cash flows;

•	the failure to qualify as a real estate investment trust;

•	the costs of our capital and debt;

•	changes in our capital requirements;

•	the actions of our competitors and our ability to respond to those actions;

•	the actions of borrowers under our mezzanine loans;

•	changes in governmental regulations, tax rates and similar matters;

•	environmental uncertainties and disasters; and

•	other risks detailed in our other SEC reports or filings.

     These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

MARKET FOR SHARES; DIVIDENDS AND DISTRIBUTIONS

     Our common shares are listed on the New York Stock Exchange under the symbol “CPT.” On January 17, 2005, we paid a quarterly dividend of $0.635 per common share payable to all holders of record of common shares as of January 3, 2005. In connection with the closing of the merger with Summit, on March 4, 2005, we paid a dividend to holders of record as of February 25, 2005, the last full business day immediately preceding the day on which the merger became effective, equal to $0.41628 per common share, representing the pro rata portion of our regular quarterly dividend of $0.635 per share. In each case, we paid an equivalent amount per unit to holders of units of limited liability company interest in Oasis Martinique, LLC and class A units of Camden Operating, LP. This dividend to holders of common shares and units equates to an annualized dividend rate of $2.54 per common share or unit.

     We intend to continue making regular quarterly distributions to our shareholders and unitholders in accordance with REIT qualification requirements under the federal tax code while maintaining what management believes to be a conservative payout ratio. We also expect to continue reducing the payout ratio by raising distributions at a rate that is less than our funds from operations growth rate. Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made.

USE OF PROCEEDS

     We will not receive any proceeds from the issuance of common shares to the selling shareholders or from sales of these shares by the selling shareholders.

DESCRIPTION OF CAPITAL SHARES

     Our declaration of trust provides that we may issue up to 110,000,000 shares of beneficial interest, consisting of 100,000,000 common shares and 10,000,000 preferred shares. At March 1, 2005, 51,865,853 common shares and no preferred shares were outstanding.

Common Shares

     Holders of common shares are entitled to one vote per share. There is no cumulative voting in the election of trust managers. The board may declare dividends on common shares in its discretion if funds are legally available for those purposes. On liquidation, common shareholders are entitled to receive pro rata any of our remaining assets, after we satisfy or provide for the satisfaction of all liabilities and obligations on our preferred shares, if any. Common shareholders do not have preemptive rights to subscribe for or purchase any of our capital shares or any other of our securities, except as may be granted by the board.

Preferred Shares

     Under our declaration of trust, the board is authorized, without shareholder approval, to issue preferred shares in one or more series, with the designations, powers, preferences, rights, qualifications, limitations and restrictions as the board determines. Thus, the board, without shareholder approval, could authorize the issuance of preferred shares with voting, conversion and other rights that could adversely affect the voting power and other rights of common shareholders or that could make it more difficult for another company to enter into a business combination with us.

Series B Preferred Shares

     Our board has authorized the issuance of 4,000,000 7.0% Series B Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest. As of March 1, 2005, no series B preferred shares were outstanding.

     Future Issuances of Preferred Shares. As of March 1, 2005, there were 4,000,000 series B preferred units of limited partnership interest in Camden Operating, L.P. outstanding. At various times after February 23, 2009, each series B preferred unit becomes exchangeable, in whole or in part, at the option of the holder thereof, into one series B preferred share, subject to adjustment upon subdivisions, combinations and reclassification of the series B preferred shares and distributions to all holders of the series B preferred shares of evidence of our indebtedness. However, the series B units will become exchangeable at any time if:

•	at any time full distributions have not been timely made on the respective preferred units for six or more quarterly distribution periods, whether or not consecutive;

•	upon receipt by any holder of the respective preferred units of a notice or opinion that Camden Operating, L.P. is or in the immediate future will be a “publicly traded partnership” within the meaning of Section 7704 of the Internal Revenue Code; or

•	the net asset value of Camden Operating, L.P. in any fiscal quarter is less than $200,000.

     In addition, any holder of the series B preferred units may exchange such units, in whole or in part, for series B preferred shares by delivering to the general partner either a private letter ruling issued by the Internal Revenue Service or an opinion of independent legal counsel based on temporary or final Treasury Regulations or the publication of a Revenue Ruling, in either case to the effect that an exchange of the series B preferred units at such earlier time would not cause the series B preferred units to be considered “stock and securities” within the meaning of Section 721(b) of the Internal Revenue Code if an exchange is permitted at such earlier date. Furthermore, the series B preferred units may be exchanged in whole but not in part by any holder that is a real estate investment trust if the exchange may be accomplished consistently with the ownership limitations in our declaration of trust described below under “Restrictions on Ownership” if at any time:

•	Camden Operating, L.P. reasonably determines that its assets and income would not satisfy the income and asset tests of the Internal Revenue Code for a taxable year if it were a REIT; or

•	any such holder delivers an opinion of independent counsel to the effect that, based on the assets and income of Camden Operating, L.P. for a taxable year, Camden Operating, L.P. would not satisfy the income and assets tests of the Internal Revenue Code for such taxable year if it were a REIT within the meaning of the Internal Revenue Code and that failure would create a meaningful risk that a holder of the series B preferred units would fail to maintain qualification as a REIT.

     See “Material Federal Income Tax Consequences—REIT Qualifications.”

     No Preemptive or Conversion Right or Sinking Fund; Maturity. No holder of series B preferred shares will have any preemptive right to subscribe for any securities. Unless redeemed, the series B preferred shares will have a perpetual term, with no stated maturity, and will not be subject to any sinking fund. The series B preferred shares will not be convertible into any of our shares or other securities.

     Ranking; Liquidation Preference. The series B preferred shares will rank senior to our common shares with respect to the payment of distributions and amounts upon our voluntary or involuntary liquidation, winding-up or dissolution. Upon any such event, subject to the rights of holders of senior and parity preferred shares, the holders of series B preferred shares will be entitled to receive a liquidation preference of $25.00 per share plus an amount equal to any accumulated and unpaid distributions.

     Distributions. Holders of the series B preferred shares will be entitled to receive, when, as and if declared by our board of trust managers, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per year of 7.0% of the $25.00 liquidation preference per share. Such distributions will be paid quarterly in arrears.

     Optional Redemption. The series B preferred shares are not redeemable prior to December 2, 2008, after which we may, at our option, redeem the shares, in whole or in part, for $25.00 per share in cash plus accumulated and unpaid distributions.

     Voting Rights. Holders of the series B preferred shares will not have any voting rights, except if the distributions are in arrears for six quarterly distribution periods, whether or not consecutive, in which case such holders, together with the holders of each class or series of parity shares upon which like voting rights have been conferred and are exercisable, may vote for the election of a total of two additional trust managers.

     In addition, when any series B preferred shares are outstanding, the affirmative vote of two-thirds of the holders of such series of preferred shares then outstanding will generally be required before we, among other things, designate or create, or increase the authorized or issued amount of, any class or series of shares ranking prior to or on parity with such series of preferred shares with respect to payment of distributions or rights upon our liquidation, dissolution or winding-up.

     Registration Rights. In connection with the offerings of the series B preferred units, we entered into registration rights agreements with the holders of such units pursuant to which we agreed to file with the SEC on or before February 23, 2009, or such earlier date as, among other things, all of the series B units are exchanged for series B preferred shares, a “shelf” registration statement providing for the sale of the series B preferred shares of such holders. In addition, the registration rights agreement provides that at any time that such “shelf” registration statement is not effective with respect to such preferred shares, the holders of such shares with an expected offering price of at least $20 million may make three demands requiring us to file a registration statement with the SEC registering all such shares. Holders of such shares also have “piggyback” registration rights to have such shares included in a registration statement covering certain other of our securities. We agreed to pay all expenses relating to our performance of our obligations under the registration rights agreements. The holders of series B preferred shares will pay all brokerage and sales commissions, certain fees and disbursements of their counsel, underwriting discounts and commissions and transfer taxes. We agreed to indemnify each such holder and certain other persons from certain liabilities arising under applicable securities laws.

Restrictions on Ownership

     In order for us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals or entities during the last half of a taxable year. In addition, our capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.

     Because the board believes it is essential for us to continue to qualify as a REIT, our declaration of trust provides that in general no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of our total outstanding capital shares. Any transfer of shares will not be valid if it would:

•	create a direct or indirect ownership of shares in excess of 9.8% of our total outstanding capital shares;

•	result in shares being owned by fewer than 100 persons;

•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code; or

•	result in our disqualification as a REIT.

     If any person owns or is deemed to own more than 9.8% of our total outstanding capital shares, the shares that exceed this ownership limit will automatically be deemed to be transferred to us. We will act as trustee of a trust for the exclusive benefit of the transferees to whom such shares may ultimately be transferred without violating this ownership limit. While in trust, these shares will not be entitled to participate in dividends or other distributions and, except as required by law, will not be entitled to vote. We will have the right, for a period of 90 days during the time any securities are held by us in trust, to purchase all or any portion of these securities from the original shareholder at the lesser of the price paid for the shares and the market price of the shares on the date we exercise our option to purchase.

     All certificates representing capital shares will bear a legend referring to the restrictions described above.

     These restrictions on ownership may have the effect of precluding acquisition of control unless the board and shareholders determine that maintenance of REIT status is no longer in our best interests.

Shareholder Liability

     Our declaration of trust provides that no shareholder will be personally or individually liable in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board. A shareholder will be under no obligation to us or to our creditors with respect to such shares other than the obligation to pay to us the full amount of the consideration for which such shares were issued or to be issued. By statute, the State of Texas provides limited liability for shareholders of a REIT organized under the Texas Real Estate Investment Trust Act.

Transfer Agent and Registrar

     American Stock Transfer & Trust Company or its successor is the transfer agent and registrar for the common shares.

REDEMPTION OF UNITS

     The rights of unitholders to redeem their units for common shares were granted in the Second Amended and Restated Agreement of Limited Partnership of Camden Summit Partnership, L.P., dated as of February 28, 2005 (the “Partnership Agreement”). The following summary of the redemption rights of holders of units is not complete. You should look at the Partnership Agreement that is filed as an exhibit to the registration statement of which this prospectus is a part. To obtain a copy of this document, see “Where You Can Find More Information” on page 39.

     Prior to the expiration of the 30-day period following delivery by the general partner of notice of the occurrence of a liquidating event, each holder of units has the right to require us to acquire all or a portion of their units in redemption for, at our election, cash or our common shares. A limited partner may not exercise the redemption right for less than 2,000 units or, if the limited partner holds less than 2,000 units, all of the units held by such limited partner, and no limited partner may exercise the redemption right if delivery of common shares would be prohibited by our declaration of trust. To the extent that we elect to purchase any units, we will become the holder of such units for all purposes except that we will not be entitled to receive any priority distribution amounts, cumulative unpaid accrued return amounts or cumulative unpaid priority distribution amounts with respect to such units.

     Upon redemption, the redeeming holder will receive either that number of common shares determined by multiplying the number of units tendered by a conversion factor or, at our election, an amount of cash equal to the average market price of Camden common shares at the time of redemption. As of the date of this prospectus, the conversion factor is one. The conversion factor will be adjusted if we:

•	declare or pay a dividend on our outstanding common shares in common shares or make a distribution to all holders of our common shares in common shares;

•	subdivide our outstanding common shares; or

•	combine our outstanding common shares into a smaller number of common shares.

     In any such event, the conversion factor will be adjusted by multiplying the conversion factor by a fraction, the numerator of which will be the number of common shares outstanding on the record date for such dividend, distribution, subdivision or combination (assuming, for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time) and the denominator of which will be the actual number of shares (determined without making the above assumption) issued and outstanding on the record date for such dividend distribution, subdivision or combination. In the event of specified change in control transactions, the conversion factor will be adjusted as set forth in the Partnership Agreement.

     If we elect to deliver cash in lieu of all or any portion of the shares, the redeeming holder will receive shares valued at the average of the daily closing prices for the ten consecutive trading days immediately preceding the date of the redemption notice.

     A redeeming holder effecting a redemption of all or a portion of its units must deliver to us a notice of redemption, substantially in the form of Exhibit D to the Partnership Agreement. On the tenth business day after our receipt of the redemption notice, we will deliver to the redeeming holder the number of common shares to be redeemed plus cash in lieu of any fractional shares or, at our election, cash, each in an amount determined as described above.

     Each limited partner that exercises its redemption right must deliver its respective units free and clear of all liens, encumbrances, liabilities, claims or charges of any kind. Neither the Operating Partnership nor Camden will be under any obligation to acquire common units upon a limited partner’s exercise of its redemption right to the extent that any such units are subject to any liens, encumbrances, liabilities, claims or charges of any kind or in the event that the limited partner fails to give the Operating Partnership and Camden adequate assurances that the units are not subject to any liens, encumbrances, liabilities, claims or changes of any kind.

COMPARISON OF OWNERSHIP OF UNITS AND COMMON SHARES

CAMDEN SUMMIT PARTNERSHIP, L.P.	CAMDEN PROPERTY TRUST

Form of Organization and Assets Owned

The Operating Partnership is a Delaware limited partnership. As of the date of this prospectus, the Operating Partnership owned interests in 48 properties containing 15,002 apartment homes, with an additional 1,834 apartment homes under construction in five new communities.

Camden Property Trust is one of the largest real estate investment trusts in the nation with operations related to the ownership, development, construction and management of multifamily apartment communities in ten states. As of March 1, 2005, we owned interests in and operated 192 properties containing 66,446 apartment homes in the Sunbelt and Midwestern markets from Florida to California. Upon completion of seven properties under development, our portfolio will increase to 68,974 apartment homes in 199 properties. We also have several sites that we intend to develop into multifamily apartment communities.

Purpose

The purpose and nature of the business to be conducted by the Operating Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to Delaware law so long as such business is limited to and conducted in such a manner as to permit us to at all times to be classified as a REIT, unless we cease to qualify as a REIT for reasons other than the conduct of the business of the Operating Partnership; and (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged in any of the foregoing.

Under our declaration of trust, we may purchase, hold, lease, manage, sell, exchange, develop, subdivide and improve real property and interests in real property.

Management Control

Camden Summit, Inc., a wholly-owned subsidiary of Camden Property Trust, is the sole general partner of the Operating Partnership. Camden Summit has exclusive control over the day-to-day management of the business and affairs of the Operating Partnership. As the general partner, it has the power to cause the Operating Partnership to enter into certain major transactions, including acquisitions, developments and dispositions of properties and the incurrence of indebtedness. The general partner is under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of the Operating Partnership.

The general partner is empowered to do any and all acts and things for the furtherance and accomplishment of the business purposes of the Operating Partnership, including all activities pertaining to the acquisition and operation of its properties, provided that the Operating Partnership does not take, or refrain from taking, any action which the general partner believes will adversely affect our ability to qualify as a REIT. The limited partners have no power to remove the general partner and have limited voting rights as described below under “Voting Rights.”

Our board has exclusive control over our business affairs subject only to the applicable provisions of Texas law and the provisions of our declaration of trust and bylaws.

CAMDEN SUMMIT PARTNERSHIP, L.P.	CAMDEN PROPERTY TRUST

Voting Rights

The consent of the limited partners is required for specified actions, including the following:

•	any action by the general partner in contravention of the Partnership Agreement;

•	the liquidation of the Operating Partnership;

•	in general, any amendments to the Partnership Agreement;

•	a transfer or assignment of the general partner’s general partner interest;

•	a merger or consolidation, except in a transaction in which the selling shareholders are granted economic rights that are identical to their economic rights under the Partnership Agreement (as adjusted to reflect any applicable change in the issuer of the shares or securities for which the units may be exchanged or other changes in the outstanding securities or capital structure of the Operating Partnership or Camden); or

•	a specified change in control transaction, unless the issuer of replacement shares agrees to provide the limited partners (other than the general partner, Camden or any affiliate thereof) with economic rights that are identical to the economic rights provided pursuant to the new partnership agreement (or adjusted to reflect any applicable change in the issuer of shares for which units maybe exchanged or a change in the capital structure of Camden).

At each annual meeting of shareholders, shareholders elect our trust managers. All common shares have one vote per share and our declaration of trust permits the board to classify and issue preferred shares in one or more series having voting power that may differ from that of the common shares.

Texas law requires that fundamental changes in an entity’s structure be approved by shareholders. These changes include:

•	amendments to the declaration of trust;

•	mergers and consolidations;

•	dissolution; and

•	sales of all or substantially all of our assets not in the ordinary course of business.

Additional Equity

No partnership unit or partnership interest may be issued to Camden, the general partner or any of their respective subsidiaries or affiliates unless:

•	Camden, the general partner or the applicable subsidiary or affiliate makes a capital contribution to the Operating Partnership in an amount equal to the fair market value of such partnership unit or partnership interest (as determined in good faith by the general partner); or

•	the additional partnership units or partnership interests are issued to all partners in proportion to their respective partnership interests.

In addition, no partnership units or partnership interests may be issued to Camden, the general partner or a subsidiary or affiliate thereof if such partnership units or partnership interests (i) would have distribution rights senior to the limited partners currently holding limited partnership units or (ii) would have rights to net losses

Subject to applicable New York Stock Exchange Rules, our board may issue additional common or preferred shares, so long as the total number of shares issued does not exceed the authorized number of shares set forth in our declaration of trust. Our declaration of trust authorizes us to issue 100,000,000 common shares and 10,000,000 preferred shares. As of March 1, 2005, we had authorized 4,000,000 series B preferred shares.

CAMDEN SUMMIT PARTNERSHIP, L.P.	CAMDEN PROPERTY TRUST

that would result in a change in the priority of allocation of net losses in a manner that adversely affects the limited partners currently holding limited partnership units.

No limited partner will have any preemptive, preferential or other similar purchase right with respect to additional capital contributions to the Operating Partnership or the issuance or sale of any partnership units.

Fiduciary Duties

Under Delaware law, the general partner of the Operating Partnership owes a fiduciary duty to the Operating Partnership. Consequently, we are required to exercise good faith and integrity in all of our dealings with the Operating Partnership.

Under Texas law, our trust managers must perform their duties in good faith and in a manner that they reasonably believe to be in our best interests. Trust managers who act in such a manner generally will not be liable to us for monetary damages by reason of being a member of the board.

Management Liability and Indemnification

The Partnership Agreement generally provides that the general partner will incur no liability to the Operating Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or any act or omission if the general partner acted in good faith. In addition, the general partner will not be responsible for any misconduct or negligence on the part of any agents appointed by the general partner in good faith. The general partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act the general partner may take or omit to take in reliance upon the opinion of such persons, as to matters which the general partner reasonably believes to be within such person’s professional or expert competence, will be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

The Partnership Agreement also provides, to the fullest extent permitted by Delaware law, for indemnification of the general partner and any of the general partner’s officers, directors and affiliates, and such other persons as the general partner may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person or persons arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Operating Partnership or the general partner as set forth in the Partnership Agreement. In addition, the Partnership Agreement provides that the Operating Partnership will reimburse reasonable expenses incurred by such an indemnitee in advance of

Our trust managers and officers will be indemnified against all losses they suffer as a result of serving in this capacity as provided in the Texas Real Estate Investment Trusts Act and our declaration of trust and bylaws. Our board must determine that the person or officer seeking indemnification acted in good faith while reasonably believing, in the case of conduct in an official capacity, that such conduct was in our best interests. In all other cases, such conduct must be at least not opposed to our best interests and, in the case of any criminal proceeding, such person must have had no reasonable belief that such conduct was unlawful. If the person involved is not a trust manager or officer, but is or was our employee or agent, or is or was serving at our request as a trust manager, officer, employee or agent of another entity, our board may cause us to indemnify such person to the same extent allowed for trust managers and officers.

CAMDEN SUMMIT PARTNERSHIP, L.P.	CAMDEN PROPERTY TRUST

the final disposition of any such proceeding.

The persons indemnified under the Partnership Agreement include Camden Property Trust and our trust managers and officers.

Anti-Takeover Provisions

Under the Partnership Agreement, we may hinder the Operating Partnership from engaging in a merger or other business combination. Also, the limited partners may not remove the general partner with or without cause. The general partner may also restrict a holder of units from transferring its units. See “Selling Shareholders—Transfers of Units by Selling Shareholders.”

Our organizational documents contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for our acquisition or the removal of incumbent management. These include provisions that:

•	allow the board to authorize preferred shares with superior voting rights to the common shares;

•	are designed to avoid concentration of share ownership in a manner that would jeopardize our status as a REIT under the Internal Revenue Code; and

•	require the affirmative vote of the holders of not less than 80% of our outstanding capital shares for the approval of business combinations and similar transactions with beneficial owners of more than 50% of our shares.

Liability of Investors

Pursuant to the Partnership Agreement, the limited partners generally have no liability under the Partnership Agreement. Under Delaware law, the liability of limited partners for the debts and obligations of the Operating Partnership is generally limited to the amount of their investment in the Operating Partnership, together with their interest in any undistributed income.

Under Texas law, shareholders are not liable for our debts or obligations

Liquidity

The limited partners generally may transfer their partnership interests or economic rights in the Operating Partnership, in whole or in part, without the consent of the general partner, provided that no limited partner will have the right to substitute a transferee as a limited partner in its place without the consent of the general partner, which consent may be withheld in the sole and absolute discretion of the general partner. See “Selling Shareholders—Transfers of Units by Selling Shareholders.”

Shares issued pursuant to this prospectus will be freely transferable, subject to prospectus delivery and other requirements of the Securities Act of 1933.

Our common shares are listed on the New York Stock Exchange. The breadth and strength of this secondary market will depend, among other things, upon the number of shares outstanding, our financial results, the general interest in our and other real estate investments, and our dividend yield compared to that of other debt and equity securities.

Distribution Rights

Subject to certain exceptions, the general partner generally must, at least on a quarterly basis, distribute 100% of the available cash generated by the Operating Partnership during such quarter or shorter period as follows:

•	first, to the common unitholders (other than the

Holders of our common shares are entitled to such dividends as may be legally declared from time to time by our board. In order for us to qualify as a REIT, we are required to distribute with respect to each taxable year dividends, other than capital gain dividends, to our shareholders in an aggregate amount at least equal to:

CAMDEN SUMMIT PARTNERSHIP, L.P.	CAMDEN PROPERTY TRUST

general partner, Camden or any of their subsidiaries or affiliates) who are partners on the applicable record date, the pro rata amount of any cumulative unpaid accrued return equal to the prime rate of interest plus 5% with respect to such common unitholders’ cumulative unpaid priority distribution amount until such unpaid accrued return is reduced to zero;

•	second, to the common unitholders (other than the general partner, Camden or any of their subsidiaries or affiliates) who are partners on the applicable record date, the pro rata amount of any cumulative unpaid priority distribution amount until such unpaid priority distribution amount is reduced to zero;

•	third, to the common unitholders (other than the general partner, Camden or any of their subsidiaries or affiliates) who are partners on the applicable record date, the pro rata amount of the priority distribution amount (generally equal to the amount of dividends that a holder of common units would receive if it held an equivalent amount of Camden common shares, based on the then-applicable conversion factor) due to such common unitholder; and

•	thereafter, 100% to the general partner, Camden or any of their subsidiaries or affiliates, pro rata in proportion to the common units held by the general partner, Camden or any of their subsidiaries or affiliates.

No partner will receive any distributions with respect to any cumulative unpaid accrued return attributable to a failure of the partner to receive any priority distribution amount due to its failure to provide the general partner with accurate information regarding its address for payment of distributions.

The payment of any subordinated amounts, which include payments of principal or interest on debt, reimbursement of expenses and compensation for services rendered, by the Operating Partnership to the general partner or Camden or its subsidiaries or affiliates is subordinated to the cumulative accrued return amounts and cumulative unpaid priority distribution amounts of the holders of common units (other than Camden, the general partner and their subsidiaries and affiliates). The general partner and its affiliates may receive reasonable compensation for services rendered to the Operating Partnership.

•	the sum of 90% of our “REIT taxable income,” which is computed without regard to the dividends-paid deduction and our capital gain, and 90% of the net income, if any, from foreclosure property; minus

•	the sum of particular items of non-cash income.

CAMDEN SUMMIT PARTNERSHIP, L.P.	CAMDEN PROPERTY TRUST

Taxes

The Operating Partnership itself is not subject to federal income tax. Instead, each unitholder includes its allocable share of the Operating Partnership’s taxable income or loss in determining its individual federal income tax liability. Cash distributions from the Operating Partnership are not taxable to a unitholder in the absence of allocations of income except to the extent they exceed such holder’s basis in its interest in the Operating Partnership. A holder’s basis will include such holder’s allocable share of the Operating Partnership’s non-recourse debt.

Income and loss from the Operating Partnership generally is subject to the “passive activity” limitations. Under the “passive activity” rules, income and loss from the Operating Partnership that is considered “passive” generally can only be offset against income and loss from other investments that constitute “passive activities.”

Unitholders are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which the Operating Partnership owns property, even if they are not residents of those states. As of the date of this prospectus, the Operating Partnership owns property located in Maryland, Virginia, Georgia, North Carolina, Florida and Pennsylvania.

Distributions made by us to our taxable domestic shareholders out of current or accumulated earnings and profits will be taken into account by them as ordinary income. Distributions that are designated as capital gain dividends generally will be taxed as gains from the sale or disposition of a capital asset. Distributions in excess of current or accumulated earnings and profits will be treated as a non-taxable return of basis to the extent of a shareholder’s adjusted basis in its common shares, with the excess taxed as capital gain.

Dividends paid by us will be treated as “portfolio” income and cannot be offset with losses from “passive activities.”

Shareholders who are individuals generally should not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in some states.

REGISTRATION RIGHTS OF THE SELLING SHAREHOLDERS

     At the effective time of the merger, each unitholder became entitled to the benefits of a registration rights agreement among each of such unitholders and Camden. The following summary of the registration rights agreement is not complete. You should look at the registration rights agreement that is filed as an exhibit to the registration statement of which this prospectus is a part. To obtain a copy of this document, see “Where You Can Find More Information” on page 40.

     Pursuant to the registration rights agreement, we agreed, if it is necessary to ensure that the common shares issuable in exchange for units are registered on a “shelf” basis under Rule 415 of the Securities Act of 1933, to cause the post-effective amendment of which this prospectus is a part to be filed on Form S-3, or a prospectus under Rule 424 of the Securities Act to be filed, as soon as practicable after the effective time of the merger. We also agreed to use our best efforts to keep any such registration statement continuously effective until the date on which all such common shares, whether outstanding or issuable in exchange for units, have been issued to a non-affiliate holder under an effective registration statement.

     In addition to the registration statement described above, we also agreed, to the extent that the registration statement described above does not include all such common shares or such registration statement becomes unavailable, to file with the SEC a registration statement on Form S-3 under Rule 415 of the Securities Act relating to the resale of such common shares as soon as practicable after the effective time of the merger or as soon as practicable after the date on which the registration statement described above becomes unavailable. We will use our best efforts to cause such a registration statement to be declared effective by the SEC as soon as practicable, and to remain continuously effective until all such common shares, whether outstanding or issuable in exchange for new units, have been issued to a non-affiliate holder under an effective registration statement.

     Further, in general, at any time that new units exchangeable for common shares or common shares covered by the registration rights agreement are outstanding, and a registration statement covering the resale of such common shares is not available, we will, at the written request of any holder of units, cause a registration statement to be filed with the SEC relating to such shares. We must file the registration statement as soon as practicable after receiving the request, but in any event within 30 days, and we must use our best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable. We also agreed to keep such a demand registration statement continuously effective until the earlier of (a) the date on which such unitholder or shareholder no longer holds any units exchangeable for common shares or any common shares covered by the registration rights agreement and (b) the date on which all such common shares become eligible for sale pursuant to Rule 144(k) under the Securities Act.

     Notwithstanding the foregoing, we are permitted, under certain circumstances, to suspend the use, from time to time, of the prospectus that makes up any such registration statement for certain periods, referred to as “blackout periods”, in the event of pending negotiations relating to, or consummation of, a transaction or an event that would:

•	require additional disclosure of material information by us in a registration statement and which we have a bona fide business purpose for preserving confidentiality;

•	render us unable to comply with SEC requirements; or

•	otherwise make it impracticable or unadvisable to cause a registration statement to be filed, amended or supplemented or to become effective.

     This cumulative blackout period in any twelve-month period may not exceed 60 days.

     We also agreed to use our reasonable best efforts to list all of the common shares covered by the registration rights agreement on the principal national securities exchange (currently the New York Stock Exchange) or automated quotation system on which our common shares are then listed or traded, not later than the date on which a registration statement covering such common shares becomes effective. In addition, we will use our best efforts to continue the listing or trading privilege for all such common shares on such exchange or automated quotation system.

     A unitholder who elects to sell common shares pursuant to the registration rights agreement described herein will be required to:

•	furnish to us, as reasonably requested, all information concerning the unitholders’ plan of distribution and ownership interests with respect to its common shares;

•	deliver a prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

     Under the registration rights agreement, we will:

•	pay all expenses of registration;

•	provide each unitholder copies of the prospectus;

•	notify unitholders when any registration statement becomes effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the common shares in accordance with the terms and conditions of the registration rights agreement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material federal income tax considerations associated with an investment in common shares. The summary is based on current law. It is not tax advice and presents general information only. The summary does not deal with particular types of shareholders that are subject to special treatment under the Internal Revenue Code, such as insurance companies, financial institutions and broker-dealers. In addition, the summary is not exhaustive of all possible tax considerations. Your actual tax consequences as a taxpayer can be complicated and will depend on your specific situation, including variables you cannot control. You should consult your own tax advisor for a full understanding of the tax consequences of the purchase, holding and sale of the shares. You should also consult your tax advisor to determine the effect of any potential changes in applicable tax laws. The Internal Revenue Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and the summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based upon current law and on representations from us concerning our compliance with the requirements for qualification as a REIT.

     We urge you, as a prospective investor, to consult your own tax advisor with respect to the specific federal, state, local, foreign and other tax consequences to you of the purchase, holding and sale of our shares.

     We have elected to be taxed as a REIT under the Internal Revenue Code since our taxable year ended December 31, 1993. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Internal Revenue Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot, however, assure you that these requirements will be met in the future.

     We have not requested a ruling from the Internal Revenue Service regarding our REIT status. However, we have received an opinion from the law firm of Locke Liddell & Sapp LLP to the effect that:

•	we have met the requirements for qualification and taxation as a REIT for each taxable year commencing with the taxable year ended December 31, 1993;

•	our diversity of equity ownership, operations through the date of the opinion and proposed method of operation should allow us to qualify as a REIT for the taxable year ending December 31, 2005;

•	as of the date of the opinion, the Operating Partnership will be treated for federal income tax purposes as a partnership and not taxable as an association taxable as a corporation; and

•	this discussion regarding “Material Federal Income Tax Consequences” to the extent that it describes matters of law or legal conclusions, is correct in all material respects.

     The opinion is expressed as of its date and Locke Liddell & Sapp LLP has no obligation to advise us of any change in applicable law or of any matters stated, represented or assumed, after the date of this opinion.

     You should be aware that opinions of counsel are not binding upon the Internal Revenue Service or any court. Our opinion of counsel is based upon factual representations and covenants made by us regarding the past, present and future conduct of our business operations. Furthermore, our opinion of counsel regarding our continued qualification as a REIT is conditioned upon, and our continued qualification as a REIT will depend on, our ability to meet, through actual annual operating results, the various REIT qualification tests under the Internal Revenue Code.

     In addition, we cannot assure you that new legislation, regulations or administrative interpretations will not change the tax laws with respect to our qualification as a REIT, the qualification of the Operating Partnership as a partnership or any other matter discussed herein.

Tax Consequences of a Redemption of Units

     The exchange of units for common shares or cash will be a fully taxable transaction to the unitholder. The unitholder will generally recognize gain in an amount equal to the value of the common shares and the amount of cash received, plus the amount of liabilities of the Operating Partnership allocable to the units being exchanged, less its tax basis in the units. The gain may exceed the value of the common shares and the amount of cash received. However, if we elect to pay cash for the units exchanged and we use cash received from the Operating Partnership for such purpose, it is possible that such payment will be treated for federal income tax purposes as a redemption by the Operating Partnership of the units exchanged. In this case, the unitholder would recognize gain to the extent that the cash received, plus the amount of any of the Operating Partnership’s liabilities allocable to the units being exchanged, exceeds the adjusted tax basis in all of the holder’s units prior to such payment.

     The recognition of any loss resulting from an exchange of units is subject to a number of limitations set forth in the Internal Revenue Code. The character of any gain or loss arising from an exchange as capital or ordinary will depend on the character of the units in the hands of the unitholder as well as the nature of the assets of the Operating Partnership at the time of the exchange.

Federal Income Taxation of the Company

     As long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Internal Revenue Code generally allow us to deduct dividends paid to our shareholders. The deduction for dividends paid to shareholders substantially eliminates the federal “double taxation” of earnings generally applicable to corporations. When we use the term “double taxation,” we refer to taxation of corporate income at two levels, taxation at the corporate level when the corporation must pay tax on the income it has earned and taxation again at the shareholder level when the shareholder pays taxes on the distributions it receives from the corporation’s income in the way of dividends. Additionally, a REIT may elect to retain and pay taxes on a designated amount of its net long-term capital gains, in which case the shareholders of the REIT will include their proportionate share of the undistributed long-term capital gains in income and receive a credit or refund for their share of the tax paid by the REIT.

     Even if we qualify for taxation as a REIT, we will be subject to federal income tax as follows:

•	We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gain.

•	Under some circumstances, we may be subject to the “alternative minimum tax” as a consequence of our items of tax preference.

•	We will be taxed at the highest corporate rate on our net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business and other non-qualifying income from foreclosure property. Foreclosure property is, in general, any real property and any personal property incident to real property acquired through foreclosure or deed in lieu of foreclosure.

•	We will be subject to a 100% tax on any net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

•	If we fail to satisfy the 75% or 95% gross income test under the REIT provisions of the Internal Revenue Code, but have maintained our qualification as a REIT, we will be subject to a tax equal to the greater of the excess of 95% of our gross income over the amount of our gross income that is qualifying income for purposes of the 95% test or the excess of 75% of our gross income over the amount of our gross income that is qualifying income for purposes of the 75% test, multiplied by a fraction intended to reflect our profitability.

•	Beginning in the 2005 taxable year, if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests under the REIT provisions of the Internal Revenue Code for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test.

•	Beginning in the 2005 taxable year, if we fail to satisfy one or more of the requirements for REIT qualification under the REIT provisions of the Internal Revenue Code (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements.

•	If we fail to distribute during each year at least the sum of (a) 85% of our ordinary income for such year, (b) 95% of our capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

•	If (a) we acquire any asset from a C corporation, which is a corporation subject to full corporate level tax, in a carryover-basis transaction, and (b) we subsequently recognize gain on the disposition of this asset during the 10-year period beginning on the date on which we acquire the asset, then the excess of the fair market value of the asset as of the beginning of the 10-year period over our adjusted basis in the asset at that time will be subject to tax at the highest regular corporate rate, under guidelines issued by the Internal Revenue Service.

REIT Qualification

     Organizational Requirements. The Internal Revenue Code defines a REIT as a corporation, trust or association that meets the following conditions:

1.	it is managed by one or more trustees or directors;

2.	its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;

3.	it would be taxable as a domestic corporation but for the REIT requirements;

4.	it is neither a financial institution nor an insurance company;

5.	its beneficial ownership is held by 100 or more persons; and

6.	during the last half of each taxable year, five or fewer individuals do not own, directly or indirectly, more than 50% in value of its outstanding stock, taking into account applicable attribution rules.

     In addition, other tests, described below, regarding the nature of income and assets of the REIT also must be satisfied. The Internal Revenue Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (5) and (6), pension funds and particular other tax-exempt entities are treated as individuals, subject to an exception in the case of condition (6) that looks through the fund or entity to actual participants of the fund or beneficial owners of the entity in determining the number of owners of the outstanding stock.

     Our declaration of trust currently includes restrictions regarding transfers of capital shares, which restrictions are intended, among other things, to assist us in continuing to satisfy conditions (5) and (6). In rendering its opinion that we have met the requirements for qualification and taxation as a REIT, Locke Liddell & Sapp LLP is relying on our representations that the ownership of our capital shares will satisfy conditions (5) and (6). There can be no assurance, however, that the restrictions in our declaration of trust will, as a matter of law, preclude us from failing to satisfy those conditions or that a transfer in violation of those restrictions would not cause us to fail these conditions.

     If a REIT owns a qualified REIT subsidiary, the Internal Revenue Code provides that the qualified REIT subsidiary is disregarded for federal income tax purposes. Thus, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and these items of the REIT itself. When we use the term “qualified REIT subsidiary,” we mean a corporation, other than a taxable REIT subsidiary, in which all of its shares are held by the REIT. We own, directly or indirectly, 100% of the shares of several corporations, which constitute qualified REIT subsidiaries. Thus, all of the assets, liabilities and items of income, deduction and credit of these qualified REIT subsidiaries will be treated as our assets and liabilities and our items of income, deduction and credit. Unless the context requires otherwise, all references to “we,” “us” and “our company” in this “Material Federal Income Tax Consequences” section, refer to Camden Property Trust and its qualified REIT subsidiaries.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations issued by the United States Treasury Department provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to this share. A REIT’s proportionate share of the assets of the partnership will be determined based on the REIT’s capital interest in the partnership. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and asset tests. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership, Camden Operating, L.P. and any other entity taxable as a partnership for federal income tax purposes in which we hold an interest will be treated as our assets and liabilities and our items of income for purposes of applying the requirements described in this section. The assets, liabilities and items of income of the Operating Partnership, Camden Operating, L.P. and any other entity taxable as a partnership for federal income tax purposes in which we hold an interest include the Operating Partnership’s, Camden Operating, L.P.’s and each such entity’s share of the assets and liabilities and items of income with respect to any entity taxable as a partnership in which they hold an interest.

     Income Tests. In general, in order to qualify as a REIT, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from real estate sources and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. We must also derive at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property including rents from real property, interest on obligations secured by mortgages on real property and, in particular circumstances, interest from particular types of temporary investments. Additionally, with respect to each of our tax years beginning on or before January 1, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain from the sale or other disposition of real property held for less than four years apart from involuntary conversions and sales of foreclosure property must have represented less than 30% of our gross income including gross income from prohibited transactions for each such taxable year.

     Rent derived from leases will be qualifying income under the REIT requirements, provided several requirements are satisfied. First, a lease may not have the effect of giving us a share of the income or profits of the lessee. Second, the rent attributable to personal property that is leased in connection with a lease of real property must not exceed 15% of the total rent received under the lease. If so, the portion of rent attributable to the personal property will not qualify as rents from real property. For taxable years beginning after December 31, 2000, the test to determine the rent attributable to personal property that is leased in connection with a lease of real property is based on relative fair market values. Third, in general, rents received from a related party tenant will not qualify as rents from real property. For these purposes, a tenant will be a related party tenant if the REIT, directly or indirectly, actually or constructively, owns 10% or more of the tenant. However, for taxable years after December 31, 2000, we may lease property to a taxable REIT subsidiary and the rents received from that subsidiary will not be disqualified from being rents from real property by reason of our ownership interest in the subsidiary. We can avail ourselves of this exception to the related party rent rules so long as at least 90% of the leased space of the property is rented to persons who are not related parties or taxable REIT subsidiaries and the taxable REIT subsidiary pays commercially reasonable rent which is substantially comparable to the rent paid by third parties. A taxable REIT subsidiary includes a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary will be subject to federal income tax at regular corporate rates. Fourth, the REIT generally must not operate or manage its property or furnish or render services to tenants. However, the REIT may provide customary services or provide non-customary services through an independent contractor who is adequately compensated and from whom the REIT derives no income or a taxable REIT subsidiary. Also, for tax years beginning after August 5, 1997, the REIT may provide non-customary services with respect to its properties as long as the income from the provision of these services with regard to each property does not exceed 1% of all amounts received by the REIT from each property. For all taxable years beginning after December 31, 2000 the REIT may provide or furnish non-customary services through a taxable REIT subsidiary. Finally, all leases must also qualify as “true” leases for federal income tax purposes, and not as service contracts, joint ventures or other types of arrangements.

     We have not charged, and do not anticipate charging, rent that is based in whole or in part on the income or profits of any person. We have not derived, and do not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

     We have provided and will provide services with respect to our multifamily apartment communities. We believe that the services with respect to our communities that have been and will be provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants; and, for tax years beginning after August 5, 1997, income from the provision of other kinds of services with respect to a given property has not and will not exceed 1% of all amounts received by us from such property. Therefore, we believe that the provision of such services has not and will not cause rents received with respect to our communities to fail to qualify as rents from real property. We believe that services with respect to our communities that we believe may not be provided by us directly without jeopardizing the qualification of rent as rents from real property have been and will be performed by independent contractors, or, for taxable years beginning after December 31, 2000, taxable REIT subsidiaries.

     The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

     If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

     Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date that our commitment to make the loan becomes binding, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75%

gross income test will bear the same relationship to the total interest income as the principal amount of the loan that is not secured by real property bears to the total amount of the loan.

     Some of our mezzanine loans may not be secured by real property. Our interest income from those loans is and will be qualifying income for purposes of the 95% gross income test, but may not be qualifying income for purposes of the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. It also is possible that, in some instances, the interest income from a mortgage loan may be based in part on the borrower’s profits or net income. That scenario generally will cause the income from the loan to be non-qualifying income for purposes of both gross income tests.

     We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

     However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business, which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

     We do not anticipate that we will receive any income from property acquired through foreclosure that is not qualifying income for purposes of the 75% gross income test, but if we do receive any such income, we will make an election to treat the related property as foreclosure property. In addition, we anticipate that any income we receive with respect to a property that is not eligible for a foreclosure property election will be qualifying income for purposes of both gross income tests.

     We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

     Beginning in 2005, if we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under the Internal Revenue Code. These relief provisions generally will be available if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•	we file a description of each item of our gross income in accordance with regulations prescribed by Treasury.

     It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above, even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     Asset Tests. On the last day of each calendar quarter, we must meet four tests concerning the nature of our assets. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items and government securities. For this purpose, “real estate assets” include interests in real property, interests in loans secured by mortgages on real property or by certain interests in real property, shares in other REITs and particular options, but exclude mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date we receive the new capital. Second, no more than 25% of our total assets may be represented by securities, other than securities in the 75% asset class. Third, with regard to these securities, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets, unless the issuer is a taxable REIT subsidiary, and we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, unless the issuer is a taxable REIT subsidiary or we can avail ourselves of a safe harbor for “straight debt.” Fourth, no more than 20% of our total assets may be represented by securities of one or more taxable REIT subsidiaries. We must satisfy the asset tests at the close of each quarter. If we fail an asset test as of the close of the quarter due to the acquisition of securities or other property during the quarter, we may satisfy this test by disposing of the securities or other non-qualifying property within the 30-day period following the close of that quarter. We cannot assure you that the Internal Revenue Service will not challenge our compliance with these tests. If we hold assets in violation of the applicable asset tests, we would be disqualified as a REIT.

     We currently own more than 10% of the total value of the outstanding securities of several subsidiaries. Each of these subsidiaries has elected to be a taxable REIT subsidiary. It should be noted that the Internal Revenue Code contains two provisions that ensure that taxable REIT subsidiaries are subject to an appropriate level of federal income taxation. First, taxable REIT subsidiaries are limited in their ability to deduct interest payments made to an affiliated REIT. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

     We believe that our mortgage loans are qualifying assets for purposes of the 75% asset test. However, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property. Accordingly, our mezzanine loans will not be qualifying assets for purposes of the 75% asset test to the extent that they are not secured by mortgages on real property.

     Beginning in the 2005 taxable year, if we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Internal Revenue Code. These relief provisions generally will be available for failures of the 5% asset test and the 10% asset tests if (i) the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and the failure is corrected within 6 months following the quarter in which it was discovered, or (ii) the failure is due to ownership of assets that exceed the amount in (i) above, the failure is due to reasonable cause and not due to willful neglect, we file a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Treasury, the failure is corrected within 6 months following the quarter in which it was discovered, and we pay a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test. We may not qualify for the relief provisions in all circumstances.

     Other Restrictions. The REIT requirements impose a number of other restrictions on our operations. For example, any net income that we derive from sales of property in the ordinary course of business, other than inventory acquired by reason of some foreclosures, is subject to a 100% tax unless eligible under a safe harbor.

     Distributions. Due to minimum distribution requirements, we must generally distribute each year an amount at least equal to:

•	the sum of (a) 90% (previously 95% for taxable years beginning before December 31, 2000) of our REIT taxable income, as computed without regard to the dividends-paid deduction or our capital gains, and (b) 90% (previously 95% for taxable years beginning before December 31, 2000) of our net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property; minus

•	the sum of specific items of noncash income.

     This distribution must be paid in the taxable year to which it relates, or in the following taxable year, if declared before we timely file our federal income tax return for that year and if paid on or before the first regular dividend payment after that declaration. Capital gain dividends are not included in the calculation to determine whether we satisfy the above-described distribution requirement. In general, a capital gain dividend is a dividend attributable to net capital gain recognized by us and properly designated as such.

     Even if we satisfy the foregoing distribution requirement, to the extent that we do not distribute all of our net capital gain or REIT taxable income as adjusted, we will be subject to tax on this gain or income at regular capital gains or ordinary corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	any undistributed taxable income from prior periods,

     we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed. In addition, during our recognition period, if we dispose of any asset subject to the rules regarding built-in gain, under guidance issued by the Internal Revenue Service, we will be required to distribute at least 90% of any after-tax built-in gain recognized on the disposition of the asset. The term “built-in-gain” refers to the excess of (a) the fair market value of the asset as of the beginning of the applicable recognition period over (b) the adjusted basis in such asset as of the beginning of such recognition period.

     Typically, our REIT taxable income is less than our cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. However, from time to time, we may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute a greater amount as may be necessary to avoid income and excise taxation. This may occur because of:

•	timing differences between the actual receipt of income and the actual payment of deductible expenses and the inclusion of this income and the deduction of these expenses in arriving at our taxable income, or

•	as a result of nondeductible expenditures, such as principal amortization or capital expenditures, including any reinvestment of proceeds received from the sale of our properties, other than in a tax-free exchange, in excess of noncash deductions.

     If these timing differences occur, or if our nondeductible expenditures exceed our noncash deductions, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

     Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to these dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest and any applicable penalties based upon the amount of any deficiency.

     Certain Income From Mortgage Loans. We will recognize taxable income in advance of the related cash flow if any of our mortgage loans are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

     We may be required to recognize the amount of any payment projected to be made pursuant to a provision in a mortgage loan that entitles us to share in the gain from the sale of, or the appreciation in, the mortgaged property over the term of the related loan, even though we may not receive the related cash until the maturity of the loan.

Relief From Certain Failures of the Reit Qualification Provisions

     Beginning in the 2005 taxable year, if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.

Failure to Qualify as a REIT

     If we fail to qualify for taxation as a REIT in any taxable year and relief provisions do not apply, the following consequences will occur:

•	we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates;

•	we will be unable to deduct distributions to our shareholders;

•	we will not be required to make shareholder distributions;

•	to the extent that we make distributions from our current and accumulated earnings and profits, the distributions will be dividends, taxable to our shareholders as ordinary income;

•	subject to the limitations of the Internal Revenue Code, our corporate shareholders may be eligible for the dividends-received deduction; and

•	unless we are entitled to relief under specific statutory provisions, we will be disqualified from qualification as a REIT for the four taxable years following the year during which qualification is lost.

     It is not possible to state whether in all circumstances we would be entitled to statutory relief.

Taxation of Taxable U.S. Shareholders

     As used below, the term “U.S. Shareholder” means a shareholder who for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	any trust with respect to which (A) a United States court is able to exercise primary supervision over the administration of such trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to be continue to be treated as United States persons, shall be considered U.S. Shareholders.

If a partnership, including an entity that is treated as a partnership for United States federal income tax purposes, is a beneficial owner of our shares, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

     Distributions Generally. As long as we qualify as a REIT, any distributions that we make to our shareholders out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. Shareholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations. For purposes of determining whether the distributions we make to holders of shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred shares and then to common shares.

     To the extent that we make a distribution to a U.S. Shareholder in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital with respect to the U.S. Shareholder’s common shares. This will reduce the U.S. Shareholder’s adjusted basis and, to the extent that the distribution exceeds the U.S. Shareholder’s adjusted basis in its shares, the excess portion of the distribution will be taxable to the U.S. Shareholder as gain realized from the sale of the shares.

     The Internal Revenue Service will deem us to have sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any deficiency dividend will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, shareholders may be required to treat particular distributions that would otherwise result in a tax-free return of capital as taxable dividends.

     If we make distributions to a shareholder in excess of the U.S. Shareholder’s adjusted basis in its common shares, and if the applicable shares have been held as a capital asset, the distributions will be taxable as capital gains. If held for more than one year, this gain will be taxable as long-term capital gain.

     If (a) we declare dividends in October, November, or December of any year that are payable to shareholders of record on a specified date in any of these months, and (b) we actually pay the dividend on or before January 31 of the following calendar year, we will treat such dividends as both paid by us and received by the shareholders on December 31 of that year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

     Capital Gain Distributions. Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. Shareholders as long-term capital gains to the extent that they do not exceed our actual net capital gain for the taxable year without regard to the period for which the U.S. Shareholder has held its shares. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of particular capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. Shareholder of our common shares will not be treated as passive activity income. As a result, U.S. Shareholders generally will not be able to apply any “passive losses” against this income or gain. Generally, our distributions that do not constitute a return of capital will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our common shares, however, will sometimes not be treated as investment income.

     Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains received during the year. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we elect to retain net long-term capital gains, a U.S. Shareholder generally would:

•	subject to limitations, include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Shareholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. Shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the Internal Revenue Service.

     Depreciation Recapture. The maximum tax rate imposed on the long-term capital gains of non-corporate taxpayers is 15%, although a 25% maximum tax rate is imposed on the portion of such gains attributable to the prior depreciation claims in respect of depreciable real property held for more than one year and not otherwise treated as ordinary “recapture” income under Section 1250 of the Internal Revenue Code. The Secretary of the Treasury has the authority to prescribe appropriate regulations on how the capital gains rates will apply to sales and exchanges by partnerships and REITs and of interests in partnerships and REITs. Under this authority, the Secretary of the Treasury issued regulations relating to the taxation of capital gains in the case of sales and exchanges of interests of partnerships, S corporation and trusts, but not of interests in REITs. These regulations apply to transfers that occur on or after September 21, 2000. Accordingly, you are urged to consult with your tax advisors with respect to your capital gain tax liability resulting from a distribution or deemed distribution of capital gains from us and a sale by you of our common shares.

Sale of Shares

     U.S. Shareholders who sell or exchange common shares will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or exchange and the holder’s adjusted basis in the shares for tax purposes. If the shares were held as a capital asset, then this gain or loss will be capital gain or loss. If the shares were held for more than one year, the capital gain or loss will be long-term capital gain or loss. However, any loss recognized by a holder on the sale of common shares held for not more than six months and with respect to which capital gains were required to be included in such holder’s income will be treated as a long-term capital loss, to the extent the U.S. Shareholder received distributions from us that were treated as long-term capital gains.

Backup Withholding on Shares

     Under the backup withholding rules, a domestic holder of shares may be subject to backup withholding with respect to dividends paid on, and gross proceeds from the sale of, the shares unless the holder (a) is a corporation or comes within other specific exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of shares who does not provide us with its current taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the holder’s federal income tax liability.

     We will report to holders of shares and the Internal Revenue Service the amount of any dividends paid and any amount withheld with respect to the shares during the calendar year.

Effect of Tax Status of the Operating Partnership on REIT Qualification

     A substantial portion of our investments are through the Operating Partnership. The Operating Partnership may involve special tax considerations. These considerations include:

•	the allocations of income and expense items of the Operating Partnership, which could affect the computation of our taxable income;

•	the status of the Operating Partnership as a partnership, as opposed to an association taxable as a corporation for income tax purposes; and

•	the taking of actions by the Operating Partnership that could adversely affect our qualification as a REIT.

     In addition, the Operating Partnership may own properties through subsidiary entities taxable as partnerships for federal income tax purposes. If the Operating Partnership or any of the foregoing entities in which the Operating Partnership holds an interest were treated as an association taxable as a corporation, we could fail to qualify as a REIT.

Special Tax Considerations of Non-U.S. Shareholders and Potential Tax Consequences of Their Investment

     The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex and no attempt will be made herein to provide more than a summary of such rules. If you are non-U.S. shareholder, you should consult with your own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment by you in the shares, including any reporting requirements.

     Distributions not Attributable to Gain from the Sale or Exchange of a U.S. Real Property Interest. Distributions to non-U.S. Shareholders that are not attributable to gain from sales or exchanges by us of U.S. real property interests and are not designated by us as capital gains dividends will be treated as dividends and result in ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common shares is treated as effectively connected with the non-U.S. Shareholder’s conduct of a U.S. trade or business, the non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to these distributions. In the case of a non-U.S. Shareholder that is a non-U.S. corporation, the holder may also be subject to the 30% branch profits tax. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. Shareholder to the extent that these distributions do not exceed the adjusted basis of the non-U.S. Shareholder’s common shares, but rather will reduce the adjusted basis of these shares. To the extent that these distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. Shareholder’s common shares, these distributions will give rise to tax liability if the non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its common shares.

     Distributions Attributable to Gain from the Sale or Exchange of a U.S. Real Property Interest. For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980. Under the Foreign Investment in Real Property Tax Act, distributions attributable to gain from sales of U.S. real property interests are taxed to a non-U.S. Shareholder as if this gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. Shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to the Foreign Investment in Real Property Tax Act also may be subject to a 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption.

     Beginning in the 2005 taxable year, the above taxation under the Federal Investment in Real Property Tax Act of distributions attributable to gains from our sales or exchanges of U.S. real property interests (or such gains that are retained and deemed to be distributed) will not apply, provided our common shares are “regularly traded” on an established securities market in the United States (as expected), and the non-U.S. Shareholder does not own more than 5% of the common stock at any time during the taxable year. Instead, such amounts will be taxable as a dividend of ordinary income not effectively connected with a U.S. trade or business.

     Withholding Obligations from Distributions to Non-U.S. Shareholders. Although tax treaties may reduce our withholding obligations, we generally will be required to withhold from distributions to non-U.S. Shareholders, and remit to the Internal Revenue Service, (a) 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends and (b) 30% of ordinary dividends paid out of earnings and profits. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of our earnings and profits will be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current or accumulated earnings and profits. If we withhold an amount of tax with respect to a distribution to a non-U.S. Shareholder in excess of the shareholder’s U.S. tax liability with respect to this distribution, the non-U.S. Shareholder may file for a refund of the excess from the Internal Revenue Service. Furthermore, the U.S. Treasury Department has issued final Treasury Regulations governing information reporting and certification procedures regarding withholding and backup withholding on some amounts paid to non-U.S. Shareholders.

     Sales of Common Shares by a Non-U.S. Shareholder. Gain recognized by a non-U.S. Shareholder upon a sale of its common shares generally will not be taxed under the Foreign Investment in Real Property Tax Act of 1980 if we are a domestically controlled REIT. A domestically controlled REIT is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. It is currently anticipated that we will be a domestically controlled REIT, and, therefore, sales of common shares will not be subject to taxation under the Foreign Investment in Real Property Tax Act. However, because our common shares are traded publicly, we may not continue to be a domestically controlled REIT. Furthermore, gain not subject to the Foreign Investment in Real Property Tax Act will be taxable to a non-U.S. Shareholder if (a) investment in the common shares is effectively connected with the non-U.S. Shareholder’s U.S.

trade or business, in which case the non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (b) the non-U.S. Shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of common shares or preferred shares were to be subject to taxation under the Foreign Investment in Real Property Tax Act, the non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to this gain. The non-U.S. Shareholder may, however, be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. In addition, a purchaser of common shares subject to taxation under the Foreign Investment in Real Property Tax Act would generally be required to deduct and withhold a tax equal to 10% of the amount realized on the disposition by a non-U.S. Shareholder. Any amount withheld would be creditable against the non-U.S. Shareholder’s Foreign Investment in Real Property Tax Act tax liability.

State and Local Tax

     We and the holders of our shares may be subject to state and local tax in various states and localities, including those in which we or you transact business, own property or reside. Our and your tax treatment in these jurisdictions may differ from the federal income tax treatment described above. Consequently, as a prospective investor, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

Taxation of Tax-Exempt Shareholders

     The Internal Revenue Service has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, except for the tax-exempt shareholders described below, if a tax-exempt shareholder does not hold its shares as “debt financed property” within the meaning of the Internal Revenue Code and the shares are not otherwise used in a trade or business, then dividend income received from us will not be unrelated business taxable income to the tax-exempt shareholder. Generally, shares will be “debt financed property” if the exempt holder financed the acquisition of the shares through a borrowing. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless a tax-exempt shareholder has held its shares as “debt financed property” within the meaning of the Internal Revenue Code or has used the shares in its trade or business.

     For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Internal Revenue Code Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly deduct amounts set aside or placed in reserve for specified purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these “set aside” and reserve requirements. However, a portion of the dividends paid by a “pension held REIT” will be treated as unrelated business taxable income to any trust that:

•	is described in Section 401(a) of the Internal Revenue Code;

•	is tax-exempt under Section 501(a) of the Internal Revenue Code; and

•	holds more than 10% by value of the interests in the REIT.

     Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “qualified trusts.”

     A REIT is a “pension held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by qualified trusts will be treated, for purposes of the

“not closely held” requirement, as owned by the actual participants of the trust rather than by the trust itself; and

•	either, (1) at least one such qualified trust holds more than 25% by value of the interests in the REIT, or (2) one or more such qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

     The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

•	the unrelated business taxable income earned by the REIT less particular associated expenses, treating the REIT as if it were a qualified trust and therefore subject to tax on its unrelated business taxable income, to

•	the total gross income, less particular associated expenses, of the REIT.

     A de minimus exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as unrelated business taxable income will not apply if the REIT is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to qualified trusts.

Recent Legislation

     On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. The Jobs and Growth Tax Relief Reconciliation Act of 2003 generally reduced the maximum tax rate applicable to you on capital gains recognized on the sale or other disposition of our securities from 20% to 15%. The Jobs and Growth Tax Relief Reconciliation Act of 2003 also generally reduced the maximum marginal rate of tax payable by individuals on dividends received from corporations that are subject to a corporate level of tax. Except in limited circumstances, this reduced tax rate will not apply to dividends paid by us to our shareholders because generally we are not subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders. The reduced maximum federal income tax rate applies to that portion, if any, of dividends received by our shareholders with respect to shares of our stock held by them that are attributable to (1) dividends received by us from non-REIT corporations or other taxable REIT subsidiaries, (2) income from the prior year with respect to which we were required to pay federal corporate income tax during the prior year (if, for example, we did not distribute 100% of our REIT taxable income for the prior year) and (3) distributions by us that we designate as long-term capital gains dividends (except for some distributions taxable to our shareholders at a maximum rate of 25%). The dividend and capital gains tax rate reductions provided in the Jobs and Growth Tax Relief Reconciliation Act of 2003 generally are effective for taxable years ending on or after May 6, 2003 through December 31, 2008. Without future legislative changes, the maximum long-term capital gains and dividend rates discussed above will increase in 2009. This recent legislation could cause stock in non-REIT corporations to be a more attractive investment to individual investors than stock in REITs and could have an adverse effect on the market price of our equity securities.

     On October 22, 2004, President Bush signed the American Jobs Creation Act of 2004, which, among other things, amends certain provisions of the Internal Revenue Code relating to REITs. This legislation revises the REIT asset test by expanding the straight-debt safe harbor to include, among other things, debt instruments that were excluded from the straight-debt safe harbor under prior law that provided for certain contingencies. It provides for monetary penalties in lieu of REIT disqualification for failure to meet the income or asset tests, and modifies the treatment of certain REIT distributions that are attributable to gain from sales or exchanges of United States real property interests.

SELLING SHAREHOLDERS

Security Ownership by the Selling Shareholders

     Our common shares being offered by this prospectus are being registered to permit secondary public trading of our common shares. Subject to the restrictions described in this prospectus, the selling shareholders may offer our common shares covered under this prospectus for resale from time to time. The common shares covered, as to their resale, under this prospectus include shares issuable upon conversion of the units, including any additional shares issuable to prevent dilution as a result of share splits, share dividends or similar events. In addition, subject to the restrictions described in this prospectus, the selling shareholders may sell, transfer or otherwise dispose of a portion of our common shares being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan Of Distribution.”

     The following table sets forth the number of units held by the selling shareholders as of March 1, 2005, and the maximum number of common shares that may be sold by the selling shareholders. The units being offered by this prospectus were issued as of February 28, 2005 pursuant to the exchange offer conducted in conjunction with the merger of Summit Properties Inc. and Camden Summit, Inc. Each unit may be exchanged for one common share, subject to adjustment. In lieu of issuing common shares upon the exchange of the units, we may, at our option, issue cash in an amount equal to the market value of an equivalent number of common shares. Since the selling shareholders may sell all, some or none of their shares, no estimate can be made of the aggregate number of shares that are to be offered by the selling shareholders under this prospectus or that will be owned by each selling shareholder upon completion of the offering to which this prospectus relates.

		Maximum
		Number of
	Number of Units	Common Shares
Selling Shareholder	Held	to be Sold
Patrick Bailey, Jr.	1,613.573	1,613.573
Kenneth M. Barnes Revocable Trust	950.223	950.223
Thomas M. Barnhardt	3,191.036	3,191.036
Bissell Ballantyne, LLC	30,331.563	30,331.563
Charles C. Bollinger	5,699.999	5,699.999
Douglas L. Boone	2,016.799	2,016.799
David R. Boozer	950.223	950.223
Timothy A. Braswell	9,499.552	9,499.552
Eugene E. Brucker	1,070.589	1,070.589
T. Carl Dedmon	1,900.445	1,900.445
Robert W. Donaldson, Jr.	2,016.799	2,016.799
Keith L. Downey	1,152.170	1,152.170
B. D. Farmer, III	2,563.127	2,563.127
Harvey & Cynthia P. Frohlichstein	2,141.177	2,141.177
Robert H. Gaither	3,191.036	3,191.036
John C. Golding	3,191.036	3,191.036
John T. Gray	464.747	464.747
Dale G. Hafele	676.056	676.056
William M. Herndon	3,191.036	3,191.036
Frances J. Intagliata	1,070.589	1,070.589
Donald H. Jones	3,191.036	3,191.036
Raymond V. Jones	155,490.136	155,490.136
Bruce R. Keene	730.220	730.220
Jack Krause	2,141.177	2,141.177
Keith H. Kuhlman Revocable Trust of 1992	113,010.300	113,010.300
Duncan A. Killen	2,141.177	2,141.177
Richard E. Killough	3,191.036	3,191.036
Roger M. Lewis	1,682.449	1,682.449
Michael G. Malone	1,634.972	1,634.972

		Maximum
		Number of
	Number of Units	Common Shares
Selling Shareholder	Held	to be Sold
Thomas Mannausa	235.382	235.382
Daniel P. McCabe	251.431	251.431
William B. McGuire, Jr.	414,803.303	414,803.303
Mark L. Messerly	1,899.777	1,899.777
Roy H. Michaux, Jr.	807.121	807.121
Jack R. Miller	1,900.445	1,900.445
John C. Moore	4,147.946	4,147.946
Kenneth M. Murphy	2,141.177	2,141.177
P&G, LLC	44,385.631	44,385.631
Randy J. Pace	5,509.419	5,509.419
William F. Paulsen	398,575.292	398,575.292
L. Gordon Pfefferkorn	1,900.445	1,900.445
Eugene V. Rankin	2,141.177	2,141.177
Robert W. Sauer Grantor Trust	1,070.589	1,070.589
Sam J. Rosenbloom	2,141.177	2,141.177
James C. Smith	3,691.893	3,691.893
Stephen F. Smoak	2,320.389	2,320.389
Brant R. Snavely, Jr.	1,900.445	1,900.445
Eloise Y. Spangler	3,191.036	3,191.036
Emil A. Stange	2,141.177	2,141.177
Street Enterprises, L.P.	265,728.675	265,728.675
John B. Summers	2,141.177	2,141.177
Roberta K. Symonds	2,141.177	2,141.177
Nick Tacony	2,141.177	2,141.177
Patricia B. Terwilliger	35,577.515	35,577.515
Edward D. Trevillian	546.328	546.328
Michael A. Underwood	701.466	701.466
Rebecca Gordan Vaughn	3,191.036	3,191.036
W.A. & C. D. Frank Living Trust 8/18/82	2,141.177	2,141.177
Owen H. Whitfield	3,191.036	3,191.036
Gerald S. Workman	2,016.799	2,016.799
Worthing Holdings LLC	54,027.617	54,027.617
Stephen C. Wylie	879.341	879.341
Bernard A. Zimmer	1,595.518	1,595.518

Total	1,631,269.577	1,631,269.577

Material Relationships Between the Company and the Selling Shareholders

     On February 28, 2005, Summit Properties Inc. was merged with and into Camden Summit, Inc., one of our wholly-owned subsidiaries. Prior to the merger, Summit conducted substantially all of its business through the Operating Partnership, of which Summit was the general partner. As a result of the merger, Camden Summit, Inc. became the sole general partner of the Operating Partnership. Prior to the effective time of merger, Summit Properties Inc. held 348,086 general partner units, representing a 1% general partnership interest, and 31,117,541 limited partner units, representing an 89.4% limited partnership interest. The remaining 3,342,504 units, representing 9.6% of the limited partner interests, were held by outside limited partners. In conjunction with the merger, Camden and the Operating Partnership offered to exchange the existing units of limited partnership interest in the Operating Partnership, which, prior to the merger, were redeemable for one share of common stock of Summit, for $31.20 in cash, without interest, or .6687 of a new unit, which are redeemable for one Camden common share. In the exchange offer, 903,040 units were tendered in exchange for the cash consideration, 2,232,484 units were tendered in exchange for the unit consideration and 206,980 units were not tendered (all of which were exchanged for the unit consideration). Upon the terms and subject to the conditions of the exchange offer, Camden issued 1,631,269.577 new units and $28,174,848.00 in exchange for the existing units. As of the date of this prospectus, Camden Summit held 232,765.108 general partner units, representing a 1% general partnership interest, and 20,808,299.667 limited partner units, representing a 91.8% limited partnership interest. The remaining 1,631,269.577 units, representing a 7.2% limited partner interest, were held by the selling shareholders.

     William B. McGuire, Jr. and William F. Paulsen, each of whom has been one of our trust managers since March 2, 2005, were affiliates of Summit prior to the merger. Keith L. Downey and Michael G. Malone were also affiliates of Summit prior to such time.

Transfers of Units by the Selling Shareholders

     Pursuant to the Partnership Agreement, subject to the provisions described below, a selling shareholder may transfer, with or without the consent of the general partner, all or any portion of its units.

     In the event of a selling shareholder’s death, total physical disability or incapacity, or, in the case of an entity, its dissolution or similar actions, the executor, administrator, trustee, committee, guardian, conservator or receiver of such selling shareholder’s estate will have all of the rights of a limited partner for the purpose of settling or managing the estate and such power as such selling shareholder possessed to transfer all or any part of his or its units.

     The general partner may prohibit any transfer by a selling shareholder of its units if, in the opinion of legal counsel to the Operating Partnership, such transfer would require filing of a registration statement under the Securities Act of 1933 or would otherwise violate any federal or state securities laws or regulations applicable to the Operating Partnership or the units.

     No transfer by a selling shareholder of its units may be made to any person if (i) in the opinion of legal counsel for the Operating Partnership, it would result in the Operating Partnership being treated as an association taxable as a corporation, or (ii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Internal Revenue Code.

     No transfer of any units may be made to a lender to the Operating Partnership or any person who is related to any lender to the Operating Partnership whose loan constitutes a non-recourse liability, without the consent of the general partner, in its sole and absolute discretion; provided that as a condition to such consent the lender will be required to enter into an arrangement with the Operating Partnership and the general partner to exchange or redeem for cash any units to be transferred to the lender simultaneously with the time at which such lender would be deemed to be a partner in the Operating Partnership for purposes of allocating liabilities to such lender under Section 752 of the Internal Code.

     No selling shareholder may substitute a transferee as a limited partner in its place. The general partner will, however, have the right to consent to the admission of a transferee of the interest of a selling shareholder as a substituted limited partner, which consent may be given or withheld by the general partner in its sole and absolute discretion. A transferee who has been admitted as a substituted limited partner in accordance with the Partnership Agreement will have all the rights and powers and be subject to all the restrictions and liabilities of a limited partner under the Partnership Agreement.

     If the general partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee as a substituted limited partner, as described above, such transferee will be deemed to have had assigned to it, and will be entitled to receive distributions from the Operating Partnership and the share of items, gain, loss deduction and credit of the Operating Partnership attributable to the units assigned to such transferee, but will not be deemed to be a holder of units for any other purpose under the Partnership Agreement, and will not be entitled to vote such units.

     All transferees of the units may also be selling shareholders under this prospectus. One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act of 1933 to set forth the required information regarding any additional selling shareholders.

PLAN OF DISTRIBUTION

     The selling shareholders and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent to the purchase of shares, from the purchaser) in amount to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling shareholders may from time to time pledge or grant a security interest in some or all of the units or common shares owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the common shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act of 1933, amending the list of selling shareholders to include the pledgee, transferee or other successor-in-interest as a selling shareholder under this prospectus.

     The selling shareholders may also transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

     The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling shareholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common shares.

     We will pay all fees and expenses incurred by us incident to the registration of the common shares.

WHERE YOU CAN FIND MORE INFORMATION

     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov. In addition, you may read and copy our SEC filings at the office of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Our website address is www.camdenliving.com.

     We have filed with the SEC a post-effective amendment on Form S-3 (which contains this prospectus) to our registration statement on Form S-4 under the Securities Act of 1933, as amended, to register with the Securities and Exchange Commission the resale of our common shares by the selling shareholders. This prospectus does not contain all of the information shown in the registration statement. For further information with respect to us and the securities offered by this prospectus, you should read the registration statement and the exhibits thereto which you may inspect at the public reference facilities of the SEC, at the address shown above, or through the SEC’s web site.

INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering of our common shares.

     The following documents we have filed with the SEC (File No. 1-12110) are incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•	Current Reports on Form 8-K dated July 12, 2004, September 13, 2004, October 5, 2004, October 7, 2004, November 5, 2004, December 20, 2004, January 18, 2005, January 20, 2005 and January 25, 2005; and

•	The description of our common stock contained in our registration statement on Form 8-A filed on June 20, 1993.

     You may request a copy of these filings at no cost by writing or telephoning our investor relations department at the following address and telephone number:

Camden Property Trust
3 Greenway Plaza
Suite 1300
Houston, Texas 77046
(713) 354-2500

     You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

LEGAL MATTERS

     Particular legal matters, including the legality of the common shares offered hereby, have been passed upon for us by Locke Liddell & Sapp LLP, Dallas, Texas.

EXPERTS

     The consolidated financial statements and the related financial statement schedule as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated in this prospectus by reference from Camden Property Trust’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (each of which reports expresses an unqualified opinion and one of which reports includes an explanatory paragraph relating to the change in method of accounting in 2002 for the impairment and disposal of long-lived assets to conform to Statement of Financial Accounting Standards No. 144), which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the offering contemplated by this Registration Statement:

SEC Registration Fee	$	*
Accounting Fees and Expenses		5,000
Legal Fees and Expenses		20,000
Miscellaneous		5,000

Total		$30,000

*	A registration fee of $8,894 was previously paid in connection with the initial fling of the Registration Statement on November 24, 2004.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (B) of Section 9.20 of the Texas Real Estate Investment Trust Act, as amended (the “Act”), empowers a real estate investment trust to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, or any inquiry or investigation that can lead to such an action, suit or proceeding because the person is or was a trust manager, officer, employee or agent of the real estate investment trust or is or was serving at the request of the real estate investment trust as a trust manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another real estate investment trust, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against expenses (including court costs and attorney fees), judgments, penalties, fines and settlements if he conducted himself in good faith and reasonably believed his conduct was in or not opposed to the best interests of the real estate investment trust and, in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

     The Act further provides that, except to the extent otherwise permitted by the Act, a person may not be indemnified in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him or in which the person is found liable to the real estate investment trust. Indemnification pursuant to Subsection (B) of Section 9.20 of the Act is limited to reasonable expenses actually incurred and may not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust.

     Subsection (C) of Section 15.10 of the Act provides that a trust manager shall not be liable for any claims or damages that may result from his acts in the discharge of any duty imposed or power conferred upon him by the real estate investment trust, if, in the exercise of ordinary care, he acted in good faith and in reliance upon information, opinions, reports, or statements, including financial statements and other financial data, concerning the real estate investment trust, that were prepared or presented by officers or employees of the real estate investment trust, legal counsel, public accountants, investment bankers, or certain other professionals, or a committee of trust managers of which the trust manager is not a member. In addition, no trust manager shall be liable to the real estate investment trust for any act, omission, loss, damage, or expense arising from the performance of his duty to a real estate investment trust, save only for his own willful misfeasance or gross negligence.

     Article Sixteen of the Company’s Amended and Restated Declaration of Trust provides that the Company shall indemnify officers and trust managers, as set forth below:

     In this Article:

     “Indemnitee” means (A) any present or former Trust Manager or officer of the Trust, (B) any person who while serving in any of the capacities referred to in clause (A) hereof served at the Trust’s request as a trust manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another real estate investment trust or foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise and (C) any person nominated or designated by (or pursuant to authority granted by) the Trust Managers or any committee thereof to serve in any of the capacities referred to in clauses (A) or (B) hereof.

     “Official Capacity” means (A) when used with respect to a Trust Manager, the office of Trust Manager of the Trust and (B) when used with respect to a person other than a Trust Manager, the elective or appointive office of the Trust held by such person or the employment or agency relationship undertaken by such person on behalf of the Trust, but in each case does not include service for any other real estate investment trust or foreign or domestic corporation or any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.

     “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

     1. The Trust shall indemnify every Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding in which he or she was, is or is threatened to be named defendant or respondent, or in which he or she was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his or her serving or having served, or having been nominated or designated to serve, in any of the capacities referred to in paragraph (a)(i) of this Article Sixteen, to the fullest extent that indemnification is permitted by Texas law. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee.

     2. Without limitation of paragraph (b) of this Article Sixteen and in addition to the indemnification provided for in paragraph (b) of this Article Sixteen, the Trust shall indemnify every Indemnitee against reasonable expenses incurred by such person in connection with any Proceeding in which he or she is a witness or a named defendant or respondent because he or she served in any of the capacities referred to in paragraph (a)(i) of this Article Sixteen.

     3. Reasonable expenses (including court costs and attorneys’ fees) incurred by an Indemnitee who was or is a witness or was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid or reimbursed by the Trust at reasonable intervals in advance of the final disposition of such Proceeding after receipt by the Trust of a written undertaking by or on behalf of such Indemnitee to repay the amount paid or reimbursed by the Trust if it shall ultimately be determined that he or she is not entitled to be indemnified by the Trust as authorized in this Article Sixteen. Such written undertaking shall be an unlimited obligation of the Indemnitee but need not be secured and it may be accepted without reference to financial ability to make repayment. Notwithstanding any other provision of this Article Sixteen, the Trust may pay or reimburse expenses incurred by an Indemnitee in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he or she is not named a defendant or respondent in the Proceeding.

     4. The indemnification provided by this Article Sixteen shall (i) not be deemed exclusive of, or to preclude, any other rights to which those seeking indemnification may at any time be entitled under the Trust’s Bylaws, any law, agreement or vote of shareholders or disinterested Trust Managers, or otherwise, or under any policy or policies of insurance purchased and maintained by the Trust on behalf of any Indemnitee, both as to action in his or her Official Capacity and as to action in any other capacity, (ii) continue as to a person who has ceased to be in the capacity by reason of which he or she was an Indemnitee with respect to matters arising during the period he or she was in such capacity, and (iii) inure to the benefit of the heirs, executors and administrators of such a person.

     5. The provisions of this Article Sixteen (i) are for the benefit of, and may be enforced by, each Indemnitee of the Trust, the same as if set forth in their entirety in a written instrument duly executed and delivered by the Trust and such Indemnitee and (ii) constitute a continuing offer to all present and future Indemnitees. The Trust, by its adoption of this Declaration of Trust, (x) acknowledges and agrees that each Indemnitee of the Trust has relied upon and will continue to rely upon the provisions of this Article Sixteen in becoming, and serving in any of the capacities referred to in paragraph (a)(i) of this Article Sixteen, (y) waives reliance upon, and all notice of acceptance of, such provisions by such Indemnitee and (z) acknowledges and agrees that no present or future Indemnitee shall be prejudiced in his or her right to enforce the provisions of this Article Sixteen in accordance with their terms by any act or failure to act on the part of the Trust.

     6. No amendment, modification or repeal of this Article Sixteen or any provision of this Article Sixteen shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Trust, nor the obligation of the Trust to indemnify any such Indemnitee, under and in accordance with the provisions of this Article Sixteen as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

     7. If the indemnification provided in this Article Sixteen is either (i) insufficient to cover all costs and expenses incurred by any Indemnitee as a result of such Indemnitee being made or threatened to be made a defendant or respondent in a Proceeding by reason of his or her holding or having held a position named in paragraph (a)(i) of this Article Sixteen or (ii) not permitted by Texas law, the Trust shall indemnify, to the fullest extent that indemnification is permitted by Texas law, every Indemnitee with respect to all costs and expenses incurred by such Indemnitee as a result of such Indemnitee being made or threatened to be made a defendant or respondent in a Proceeding by reason of his or her holding or having held a position named in paragraph (a)(i) of this Article Sixteen.

     8. The indemnification provided by this Article Sixteen shall be subject to all valid and applicable laws, including, without limitation, the Texas REIT Act, and, in the event this Article Sixteen or any of the provisions hereof or the indemnification contemplated hereby are found to be inconsistent with or contrary to any such valid laws, such laws shall be deemed to control and this Article Sixteen shall be regarded as modified accordingly, and, as so modified, to continue in full force and effect.

ITEM 16. EXHIBITS.

The list of exhibits is incorporated herein by reference to the Exhibit Index.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trust managers, directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than in payment by the registrant of expenses incurred or paid by a trust manager, director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the registrant by such trust manager, director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 7th day of March, 2005.

CAMDEN PROPERTY TRUST

By:	/s/ Dennis M. Steen

Dennis M. Steen, Senior Vice President – Finance, Chief Financial Officer and Secretary

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard J. Campo, D. Keith Oden and Dennis M. Steen, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard J. Campo	Chairman of the Board of Trust Managers and	March 7, 2005
Chief Executive Officer
Richard J. Campo	(Principal Executive Officer)

/s/ D. Keith Oden	President, Chief Operating Officer and	March 7, 2005
Trust Manager
D. Keith Oden

/s/ Dennis M. Steen	Senior Vice President-Finance, Chief	March 7, 2005
Financial Officer and Secretary
Dennis M. Steen	(Principal Financial Officer and Principal Accounting Officer)

/s/ William R. Cooper	Trust Manager	March 7, 2005

William R. Cooper

/s/ George R. Hrdlicka	Trust Manager	March 7, 2005

George R. Hrdlicka

/s/ Scott S. Ingraham	Trust Manager	March 7, 2005

Scott S. Ingraham

Signature	Title	Date
/s/ Lewis A. Levey	Trust Manager	March 7, 2005

Lewis A. Levey

/s/ F. Gardner Parker	Trust Manager	March 7, 2005

F. Gardner Parker

/s/ Steven A. Webster	Trust Manager	March 7, 2005

Steven A. Webster

/s/ William B. McGuire, Jr.	Trust Manager	March 7, 2005

William B. McGuire, Jr.

/s/ William F. Paulsen	Trust Manager	March 7, 2005

William B. Paulsen

EXHIBIT INDEX

Exhibit
Number
2.1	Agreement and Plan of Merger, dated as of October 4, 2004, among Camden Property Trust, Camden Summit, Inc. and Summit Properties Inc. Incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K of Camden Property Trust filed on October 5, 2004 (File No. 1-12110).

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated October 6, 2004, among Camden Property Trust, Camden Summit, Inc. and Summit Properties Inc. Incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K of Camden Property Trust filed on October 6, 2004 (File No. 1-12110).

2.3	Amendment No. 2 to Agreement and Plan of Merger, dated as of January 24, 2005, among Camden Property Trust, Camden Summit, Inc. and Summit Properties Inc. Incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K of Camden Property Trust filed on January 25, 2005 (File No. 1-12110).

3.1	Amended and Restated Declaration of Trust of Camden Property Trust. Incorporated by reference from Exhibit 3.1 to the Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 1993 (File No. 1-12110).

3.2	Amendment to the Amended and Restated Declaration of Trust of Camden Property Trust. Incorporated by reference from Exhibit 3.1 to the Quarterly Report on Form 10-Q of Camden Property Trust for the quarter ended June 30, 1997 (File No. 1-12110).

3.3	Second Amended and Restated Bylaws of Camden Property Trust. Incorporated by reference from Exhibit 3.3 to the Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 1997 (File No. 1-12110).

4.1	Specimen certificate for Common Shares of Beneficial Interest. Incorporated by reference from Exhibit 4.1 to the Registration Statement on Form S-11 of Camden Property Trust filed on September 15, 1993 (File No. 33-68736).

4.2	Form of Registration Rights Agreement between Camden Property Trust and the holders named therein. Filed previously as Exhibit 4.2 to Registrant’s Registration Statement on Form S-4 filed on November 24, 2004.

5.1	Opinion of Locke Liddell & Sapp LLP. Filed previously as Exhibit 5.1 to Registrant’s Registration Statement on Form S-4 filed on November 24, 2004.

8.1*	Opinion of Locke Liddell & Sapp LLP regarding the qualification of Camden Property Trust as a real estate investment trust for federal income tax purposes.

10.1	Form of Second Amended and Restated Agreement of Limited Partnership of Camden Summit Partnership, L.P. among Camden Summit, Inc., as general partner, and the persons whose names are set forth on Exhibit A thereto. Filed previously as Exhibit 10.4 to Registrant’s Registration Statement on Form S-4 filed on November 24, 2004.

10.2	Form of Tax, Asset and Income Support Agreement among Camden Property Trust, Camden Summit, Inc., Camden Summit Partnership, L.P. and each of the limited partners who have executed a signature page thereto. Filed previously as Exhibit 10.5 to Registrant’s Registration Statement on Form S-4 filed on November 24, 2004.

Exhibit
Number
21.1	Subsidiaries of Camden Property Trust. Incorporated by reference from Exhibit 21.1 to the Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 2003 (File No. 1-12110).

23.1*	Consent of Deloitte & Touche LLP.

23.2	Consent of Locke Liddell & Sapp LLP (included in Exhibits 5.1 and 8.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

*	Filed herewith.